Consent of Independent Accountants

The Board of Directors
Henry's Marketplace, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-31292, No. 333-88011, No. 333-62175, and No. 333-52747) and in the
registration statements on Form S-8 (No. 333-66347 and No. 333-20539) of Wild Oats Markets, Inc. of our report dated February 5, 1999 with respect to the balance sheet of Henry's Marketplace, Inc. as of December 27, 1998, and the related statements of earnings, stockholders' equity, and cash flows for the fifty-two weeks then ended, which report appears in the January 1, 2000, annual report on Form 10-K of Wild Oats Markets, Inc.

                                    KPMG LLP

San Diego, California
March 27, 2000